Exhibit 99.1

ProAssurance Reports 2007 Fourth Quarter and Year-End Results

BIRMINGHAM, Ala.--(BUSINESS WIRE)--ProAssurance (NYSE: PRA):

SUMMARY

ProAssurance’s Income from Continuing Operations increased for both the fourth quarter and full year 2007. Income from Continuing Operations in the fourth quarter was $51 million or $1.47 per diluted share, an increase of 46% in per share earnings compared to 2006. For the year 2007, Income from Continuing Operations was $168 million, or $4.78 per diluted share, an increase of 28% in per share earnings compared to the prior year. Book Value rose to $38.69 per share in the quarter and is up 15% for 2007.

ProAssurance (NYSE: PRA) reports the following results for the periods ending December 31, 2007:

Unaudited Consolidated Financial Summary:
(in thousands, except per share data)

Continuing Operations

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Gross Premiums Written	$108,888	$126,719	$549,074	$578,983
Net Premiums Written	$99,588	$122,372	$506,397	$543,376
Net Premiums Earned	$128,165	$153,772	$533,513	$583,067
Net Investment Income	$43,114	$40,438	$171,308	$147,450
Net Realized Investment Gains (Losses)	$(4,374)	$(79)	$(5,939)	$(1,199)
Total Revenues	$168,440	$196,371	$706,068	$737,598
Guaranty Fund Assessments	$(337)	$1,235	$553	$2,609
Interest Expense	$3,031	$2,999	$11,981	$11,073
Total Expenses	$94,917	$146,192	$469,729	$560,771
Tax Expense	$22,160	$14,389	$68,153	$49,843
Income From Continuing Operations[1]	$51,363	$35,790	$168,186	$126,984
Net Cash Provided by Operating Activities	$36,895	$48,362	$244,106	$182,830
Discontinued Operations[1]
Income From Discontinued Operations	$-	$-	$-	$109,441
Net Income
Net Income	$51,363	$35,790	$168,186	$236,425

[1] Our personal lines operations were sold effective January 1, 2006. Income from discontinued operations consists solely of the gain recognized on that sale, net of taxes.

Earnings Per Share
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Weighted average number of common shares outstanding
Basic	32,598	33,243	32,960	32,044
Diluted	35,447	36,111	35,823	34,925
Earnings per share (Basic)
Income from Continuing Operations	$1.58	$1.08	$5.10	$ 3.96
Income from Discontinued Operations	-	-	-	3.42
Net Income per share (Basic)	$1.58	$1.08	$5.10	$ 7.38
Earnings per share (Diluted)
Income from Continuing Operations	$1.47	$1.01	$4.78	$ 3.72
Income from Discontinued Operations	-	-	-	3.13
Net Income per share (Diluted)	$1.47	$1.01	$4.78	$ 6.85

Key Ratios
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Net Loss Ratio	50.8%	74.8%	65.8%	76.0%
Expense Ratio	20.9%	18.3%	20.0%	18.2%
Combined Ratio	71.7%	93.1%	85.8%	94.2%
Operating Ratio	38.1%	66.8%	53.7%	68.9%
Return on Equity	16.7%	13.0%	14.2%	13.5%
  Policyholder retention was 86.5% in the fourth quarter, continuing a trend of incremental improvement. In the fourth quarter, policies renewed at premium rates that were 7.5% lower than the same quarter in 2006. For 2007 our retention rate was 85.7% and our policies renewed at premium rates that were 2.3% lower than in 2006.
  We recognized $44.4 million of favorable net loss reserve development in the fourth quarter as we acknowledged the effects of improved loss trends in accident years 2003 through 2005. Our favorable net loss reserve development for the year was $105.0 million.

ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “We continue to see an overall improvement in loss trends across our book of business. We are reflecting these trends with lower rates based on a thorough actuarial analysis while remaining mindful of our long-term ROE goal. Given the cyclical nature of our business, we believe it’s also prudent to guard against a reversal of these loss trends by maintaining our disciplined pricing and underwriting across our geographically diverse book of business. We are also being careful to maintain our historical level of reserving in the business we’re writing today.”

  Our Expense Ratio moved up for the fourth quarter and full year as a direct result of decreasing premiums as well as stock-based compensation costs.

Balance Sheet Highlights

	December 31, 2007	December 31, 2006
Stockholders’ Equity	$1,255,070	$1,118,547
Total Investments	$3,629,607	$3,492,098
Total Assets	$4,439,836	$4,342,853
Policy Liabilities	$2,906,317	$2,967,097
Accumulated Other Comprehensive Income	$9,902	$111
Goodwill	$72,213	$72,213
Book Value per Share	$38.69	$33.61

Capital Management

As of January 31, 2008 we had repurchased approximately 1.2 million shares of our stock at a total cost of $67.1 million. We used approximately $15.5 million in December, 2007 to redeem trust preferred debt we acquired in the NCRIC acquisition. That leaves us $67.4 million remaining in our authorization to repurchase shares and redeem debt securities.

Conference Call Information

  Live: Tuesday, February 26, 2008, 10:00 AM ET. Dial (877) 874-1569 or (719) 325-4780 outside North America. The call will also be webcast on our website, ProAssurance.com, and on StreetEvents.com.
  Replay: By telephone, through March 11, 2008 at (888) 203-1112 or (719) 457-0820, using access code 1723540. Via internet, through March 30, 2008 at ProAssurance.com and StreetEvents.com.
  Podcast: Available on a free subscription basis through a link on the home page of the ProAssurance website or through Apple’s iTunes.

About ProAssurance

ProAssurance Corporation is the nation's fourth largest writer of medical professional liability insurance through our principal subsidiaries The Medical Assurance Company, Inc., ProNational Insurance Company, NCRIC, Inc., Physicians Insurance Company of Wisconsin, Inc., and Red Mountain Casualty Insurance Company, Inc. We also write professional liability coverage through Woodbrook Casualty Insurance, Inc. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of its inclusion in the Ward’s 50 for 2007 and is one of the 100 largest property-casualty insurance groups in the nation, based on Net Written Premium.

Caution Regarding Forward-Looking Statements

Any statements in this News Release that are not historical facts are specifically identified as forward-looking statements. These statements are based upon our estimates and anticipation of future events and are subject to certain risks and uncertainties that could cause actual results to vary materially from the expected results described in the forward-looking statements. Forward-looking statements are identified by words such as, but not limited to, “anticipate,” “believe,” “estimate,” “expect,” “hope,” “hopeful,” “intend,” “may,” “optimistic,” “potential,” “preliminary,” “project,” “should,” “will,” and other analogous expressions. There are numerous important factors that could cause our actual results to differ materially from those in the forward-looking statements. Thus, sentences and phrases that we use to convey our view of future events and trends are expressly designated as forward-looking statements as are sections of this news release clearly identified as giving our outlook on future business.

Forward-looking statements relating to our business include among other things: statements concerning liquidity and capital requirements, return on equity, financial ratios, net income, premiums, losses and loss reserves, premium rates and retention of current business, competition and market conditions, the expansion of product lines, the development or acquisition of business in new geographical areas, the availability of acceptable reinsurance, actions by regulators and rating agencies, court actions, legislative actions, payment or performance of obligations under indebtedness, payment of dividends, and other matters.

These forward-looking statements highlight significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

  general economic conditions, either nationally or in our market area, that are different than anticipated;
  regulatory and legislative actions or decisions that adversely affect our business plans or operations;
  inflation, particularly in loss costs trends;
  changes in the interest rate environment;
  performance of financial markets affecting the fair value of our investments or making it difficult to determine the value of our investments;
  changes in laws or government regulations affecting medical professional liability insurance;
  changes to our ratings assigned by rating agencies;
  the effects of changes in the health care delivery system;
  uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance, and changes in the availability, cost, quality, or collectibility of insurance/reinsurance;
  the results of litigation, including pre-or-post-trial motions, trials and/or appeals we undertake;
  bad faith litigation which may arise from our handling of any particular claim, including failure to settle;
  changes in competition among insurance providers and related pricing weaknesses in some markets;
  loss of independent agents;
  our ability to purchase reinsurance and collect payments from our reinsurers;
  increase in guaranty fund assessments;
  our ability to achieve continued growth through expansion into other states or through acquisitions or business combinations;
  the expected benefits from acquisitions may not be achieved or may be delayed longer than expected due to, among other reasons, business disruption, loss of customers and employees, increased operating costs or inability to achieve cost savings, and assumption of greater than expected liabilities;
  changes in accounting policies and practices that may be adopted by our regulatory agencies and the Financial Accounting Standards Board;
  changes in our organization, compensation and benefit plans; and
  our ability to recruit and retain senior management

You should not place undue reliance on any such forward-looking statements, which speak only as of the date made. The factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. Except as required by law or regulations, we do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Our results may differ materially from those we expect and discuss in any forward-looking statements. The principal risk factors that may cause these differences are described in various documents we file with the Securities and Exchange Commission, such as our current reports on Form 8-K, and our regular reports on Forms 10-Q and 10-K, particularly in “Item 1A, Risk Factors.”

CONTACT:
ProAssurance Corporation
Frank B. O’Neil, 800-282-6242 or 205-877-4461
Sr. Vice President, Corporate Communications
& Investor Relations
foneil@ProAssurance.com